Exhibit 10.2

EXECUTION VERSION

NINTH AMENDMENT TO THE

RECEIVABLES FINANCING AGREEMENT

This NINTH AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of September 25, 2020, is entered into by and among the following parties:

(i)	SYNEOS HEALTH RECEIVABLES LLC, as Borrower;
(ii)	SYNEOS HEALTH, LLC (f/k/a INC RESEARCH, LLC), as initial Servicer; and
(iii)	PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent and as Lender.

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

A.The parties hereto have entered into a Receivables Financing Agreement, dated as of June 29, 2018 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Financing Agreement”).

B.Concurrently herewith, the Borrower, as buyer, the Servicer, as servicer and as an originator, and the other originators party thereto, are entering into that certain Fourth Amendment to the Purchase and Sale Agreement, dated as of the date hereof (the “PSA Amendment”).

C.Concurrently herewith, the Borrower, the Administrative Agent, the Lender and PNC Capital Markets LLC are entering into that certain Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”).

D.Concurrently herewith, the Borrower, the Servicer, the Administrative Agent and Bank of America, N.A. are entering into that certain Third Amendment to the Deposit Account Control Agreement, dated as of the date hereof (the “DACA Amendment” and, together with the PSA Amendment and the Fee Letter, the “Related Agreements”).

E.The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1.Amendments to the Receivables Financing Agreement.  The Receivables Financing Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Financing Agreement attached hereto as Exhibit A.

738083484 18569090

SECTION 2.Representations and Warranties of the Borrower and the Servicer.  The Borrower and the Servicer each hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a)Representations and Warranties.  The representations and warranties made by it in the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party are true and correct as of the date hereof.

(b)Enforceability.  The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the Related Agreements, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the Related Agreements, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are (assuming due authorization and execution by the other parties thereto) its valid and legally binding obligations, enforceable in accordance with their terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)No Event of Default.  After giving effect to this Amendment, no Event of Default or Unmatured Event of Default has occurred and is continuing, or would occur as a result of this Amendment, the Related Agreements or the transactions contemplated hereby or thereby.

SECTION 3.Effect of Amendment; Ratification.  All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect.  After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “the Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein.  The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4.Effectiveness.  This Amendment shall become effective as of the date hereof, subject to the conditions precedent that the Administrative Agent shall have received the following:

(a)counterparts to this Amendment executed by each of the parties hereto;

(b)evidence that the “Amendment Fee” under and as defined in the Fee Letter has been paid; and

(c)such other agreements, documents, instruments, UCC financing statements, secretary certificates, lien searches and opinions listed on Annex A hereto or otherwise as the Administrative Agent may reasonably request prior to the date hereof.

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SECTION 5.Severability.  Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.Transaction Document.  This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 7.Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.GOVERNING LAW AND JURISDICTION.

(a)THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

(b)EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.  EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  THE

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PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9.Section Headings.  The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

SECTION 10.Performance Guaranty Ratification.  After giving effect to this Amendment, the Related Agreements and the transactions contemplated by this Amendment and the Related Agreements, all of the provisions of the Performance Guaranty shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

SECTION 11.Post-Closing Covenant.  The Borrower and the Servicer shall deliver to the Administrative Agent, no later than October 26, 2020, an opinion of counsel to the “Existing Originators” (as defined in the PSA Amendment), in form and substance acceptable to the Administrative Agent, covering “true sale” matters with respect to the “Existing Originators” (as defined in the PSA Amendment) relating to sales and contributions occurring after the date hereof.  Failure to timely comply with this Section 11 shall constitute an immediate Event of Default with no grace period.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

SYNEOS HEALTH RECEIVABLES LLC, as the Borrower

By:	/s/ Robert Parks
Name:	Robert Parks
Title:	President

SYNEOS HEALTH, LLC, as the Servicer

By:
Name:
Title:

S-1	Ninth Amendment to the Receivables Financing Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

SYNEOS HEALTH RECEIVABLES LLC, as the Borrower

By:
Name:
Title:

SYNEOS HEALTH, LLC, as the Servicer

By:	/s/ Jason Meggs
Name:	Jason Meggs
Title:	Chief Financial Officer

S-2	Ninth Amendment to the Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/Christopher Blaney
Name:	Christopher Blaney
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/Christopher Blaney
Name:	Christopher Blaney
Title:	Senior Vice President

S-3	Ninth Amendment to the Receivables Financing Agreement

Acknowledged and agreed:

SYNEOS HEALTH, INC., as Performance Guarantor

By:	/s/ Jason Meggs
Name:	Jason Meggs
Title:	Chief Financial Officer

S-4	Ninth Amendment to the Receivables Financing Agreement

Exhibit A

(attached)

Exhibit-A

EXECUTION VERSION

EXHIBIT A to the NINTH AMENDMENT, dated as of September 25, 2020

CONFORMED COPY INCLUDES

FIRST AMENDMENT, dated as of August 1, 2018 SECOND AMENDMENT, dated as of August 29, 2018 THIRD AMENDMENT, dated as of October 25, 2018 FOURTH AMENDMENT, dated as of January 2, 2019 FIFTH AMENDMENT, dated as of July 25, 2019 SIXTH AMENDMENT, dated as of September 30, 2019

OMNIBUS AMENDMENT, dated as of January 31, 2020 EIGHTH AMENDMENT, dated as of March 18, 2020

RECEIVABLES FINANCING AGREEMENT

Dated as of June 29, 2018 by and among

SYNEOS HEALTH RECEIVABLES LLC,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

SYNEOS HEALTH, LLC,

as initial Servicer, and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

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Page

ARTICLE I DEFINITIONS
SECTION 1.01.	Certain Defined Terms
SECTION 1.02.	Other Interpretative Matters
ARTICLE II TERMS OF THE LOANS
SECTION 2.01.	Loan Facility
SECTION 2.02.	Making Loans; Repayment of Loans
SECTION 2.03.	Interest and Fees
SECTION 2.04.	Records of Loans
SECTION 2.05.	Selection of Interest Rates and Tranche Periods
SECTION 2.06.	Defaulting Lenders
ARTICLE III [Reserved]
ARTICLE IV SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS
SECTION 4.01.	Settlement Procedures
SECTION 4.02.	Payments and Computations, Etc
ARTICLE V INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY
AND SECURITY INTEREST		~~38~~26
SECTION 5.01.	Increased Costs	~~39~~26
SECTION 5.02.	Funding Losses
SECTION 5.03.	Taxes
SECTION 5.04.	Inability to Determine Adjusted LIBOR or LMIR; Change in Legality
SECTION 5.05.	Security Interest
SECTION 5.06.	Successor Adjusted LIBOR or LMIR	~~47~~26
ARTICLE VI CONDITIONS to Effectiveness and CREDIT EXTENSIONS		~~47~~31
SECTION 6.01.	Conditions Precedent to Effectiveness and the Initial Credit Extension	~~48~~31
SECTION 6.02.	Conditions Precedent to All Credit Extensions
SECTION 6.03.	Conditions Precedent to All Releases
ARTICLE VII REPRESENTATIONS AND WARRANTIES
SECTION 7.01.	Representations and Warranties of the Borrower
SECTION 7.02.	Representations and Warranties of the Servicer
ARTICLE VIII COVENANTS
SECTION 8.01.	Covenants of the Borrower
SECTION 8.02.	Covenants of the Servicer	~~73~~32
SECTION 8.03.	Separate Existence of the Borrower

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(Continued)

Page

ARTICLE IX ADMINISTRATION AND COLLECTION OF RECEIVABLES
SECTION 9.01.	Appointment of the Servicer
SECTION 9.02.	Duties of the Servicer
SECTION 9.03.	Collection Account Arrangements
SECTION 9.04	Enforcement Rights
SECTION 9.05.	Responsibilities of the Borrower
SECTION 9.06.	Servicing Fee
ARTICLE X EVENTS OF DEFAULT
SECTION 10.01.	Events of Default
ARTICLE XI THE ADMINISTRATIVE AGENT
SECTION 11.01.	Authorization and Action
SECTION 11.02.	Administrative Agent’s Reliance, Etc
SECTION 11.03.	Administrative Agent and Affiliates
SECTION 11.04.	Indemnification of Administrative Agent
SECTION 11.05.	Delegation of Duties
SECTION 11.06.	Action or Inaction by Administrative Agent
SECTION 11.07.	Notice of Events of Default; Action by Administrative Agent
SECTION 11.08	Non-Reliance on Administrative Agent and Other Parties
SECTION 11.09.	Successor Administrative Agent	~~87~~37
SECTION 11.10.	Structuring Agent	~~88~~37
SECTION 11.11	LIBOR Notification	37
ARTICLE XII [RESERVED]		~~88~~38
ARTICLE XIII INDEMNIFICATION		~~88~~38
SECTION 13.01.	Indemnities by the Borrower	~~88~~38
SECTION 13.02.	Indemnification by the Servicer
SECTION 13.03.	Currency Indemnity	39
ARTICLE XIV	MISCELLANEOUS	~~93~~40
SECTION 14.01.	Amendments, Etc	~~93~~40
SECTION 14.02.	Notices, Etc
SECTION 14.03.	Assignability; Addition of Lenders
SECTION 14.04.	Costs and Expenses
SECTION 14.05.	No Proceedings
SECTION 14.06.	Confidentiality
SECTION 14.07.	GOVERNING LAW	~~99~~41

738083484 18569090	- ii -

(Continued)

Page

SECTION 14.08.	Execution in Counterparts	~~99~~41
SECTION 14.09.	Integration; Binding Effect; Survival of Termination	~~99~~41
SECTION 14.10.	CONSENT TO JURISDICTION
SECTION 14.11.	WAIVER OF JURY TRIAL
SECTION 14.12.	Ratable Payments
SECTION 14.13.	Limitation of Liability
SECTION 14.14.	Intent of the Parties
SECTION 14.15.	USA Patriot Act
SECTION 14.16.	Right of Setoff
SECTION 14.17.	Severability
SECTION 14.18.	Mutual Negotiations
SECTION 14.19.	Captions and Cross References
SECTION 14.20.	Post-Closing Covenant

738083484 18569090	- iii -

“Adjusted LIBOR” means with respect to any Tranche Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate per annum for deposits in Dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen as the composite offered rate for London interbank deposits for such Tranche Period (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Tranche Period for an amount comparable to the Portion of Capital to be funded at Adjusted LIBOR during such Tranche Period, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage; provided, however, that with respect to the initial Tranche Period for a Loan that is not advanced on a Monthly Settlement Date, Adjusted LIBOR shall be the interest rate per annum equal to LMIR for each day during such initial Tranche Period from the date that such Loan is made pursuant to Section 2.01 until the next occurring Monthly Settlement Date. The calculation of Adjusted LIBOR may also be expressed by the following formula:

Composite of London interbank offered rates shown on Bloomberg Finance L.P. Screen US0001M or appropriate successor

Adjusted LIBOR   ~~=~~=

1.00 - Euro-Rate Reserve Percentage

Adjusted LIBOR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of Adjusted LIBOR as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error). Notwithstanding the foregoing, if Adjusted LIBOR as determined herein would be less than ~~zero (0.00), such rate~~0.15% or any other rate as may be agreed by the Borrower and Administrative Agent in writing, Adjusted LIBOR shall be deemed to be ~~zero percent (0.00%)~~equal to 0.15% or such other rate for purposes of this Agreement.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(f).

“Advent” means Advent International Corporation and its Affiliates.

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any of the foregoing in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.

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“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Credit Party and each of their respective Affiliates. “Affiliate” means, as to any Person: (a) any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a). For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 35% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders at such time.

“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Currency” means Euros, GBP, AUD, CHF, CAD and any other currencies the Administrative Agent and the Lenders have approved in writing in their sole discretion.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism financing, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Attorney Costs” means and includes all reasonable fees, costs, expenses and disbursements of any law firm or other external counsel and all disbursements of internal counsel.

“AUD” means the lawful currency of the Commonwealth of Australia.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

738120104 18569090	3

“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)the rate of interest in effect for such day as publicly announced from time to time by such Lender or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Lender or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and

(b)0.50% per annum above the latest ~~Federal Funds~~Overnight Bank Funding Rate.

“Beneficial Owner” means, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Capital Stock; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Material Adverse Effect” means a material adverse effect on any of the following:

(a)the assets, operations, business or financial condition of the Borrower;

(b)the ability of the Borrower to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)the validity or enforceability of this Agreement or any other Transaction Document to which the Borrower is a party, or the validity, enforceability, value or collectability of any material portion of the Pool Receivables;

(d)the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Collateral; or

(e)the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all

738120104 18569090	4

Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the Dollar Equivalent of the aggregate outstanding principal balance owing under each Intercompany Loan Agreement at such time, plus (E) the Dollar Equivalent of the aggregate accrued and unpaid interest owing under each Intercompany Loan Agreement at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the sum of (i) the Borrowing Base at such time plus (ii) the aggregate amount of Collections (if any) then being held by, and under the exclusive control of, the Administrative Agent, solely to the extent such Collections (x) have been applied to reduce the Outstanding Balance of the related Receivables for purposes of calculating the Borrowing Base in clause (i) above and (y) have not been applied in reduction of the Aggregate Capital or otherwise in accordance with the priorities for payment specified in Section 4.01(a).

“Breakage Fee” means (i) for any Interest Period for which Interest is computed by reference to Adjusted LIBOR and a reduction of Capital is made for any reason on any day other than the last day of the related Tranche Period or (ii) to the extent that the Borrower shall for any reason, fail to borrow on the date specified by the Borrower in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee or any shortened duration of such Interest Period pursuant to the definition thereof) which would have accrued during such Interest Period on the reductions of Capital relating to such Interest Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Borrower), exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Borrower). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall besubmitted by the affected Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York and (b)if this definition of “Business Day” is utilized in connection with Adjusted LIBOR or LMIR, dealings are carried out in the London interbank market.

“CAD” means the lawful currency of Canada.

738120104 18569090	5

“Capital” means, with respect to any Lender, the aggregate amounts paid to, or on behalf of, the Borrower in connection with all Loans made by such Lender pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Certificate of Beneficial Ownership” means, for the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Borrower.

“Change in Control” means the occurrence of any of the following:

(a)Syneos Health ceases to own, directly, 100% of the issued and outstanding Capital Stock of the Borrower free and clear of all Adverse Claims;

(b)Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of any Originator or the Servicer;

(c)any Adverse Claim should exist with respect to any Intercompany Loan Agreement or any Intercompany Loan;

(d)the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, of Capital Stock representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting Capital Stock of Parent and

(y)the percentage of the total voting power of all of the outstanding voting Capital Stock of Parent owned, directly or indirectly, beneficially by the Permitted Holders; or

(e)the occurrence of a “change of control” (or similar event, however defined) under the Credit Agreement (or any refinancing thereof).

“Change in Law” means the occurrence, after the Closing Date, of any of the following:(a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having

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the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CHF” means the lawful currency of Switzerland. “Closing Date” means June 29, 2018.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning set forth in Section 5.05(a).

“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Covered Entity” means (a) each of Borrower, the Servicer, each Originator, the Parent and each of the Parent’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 35% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for

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such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Agreement” means that certain Credit Agreement, dated as of August 1, 2017, as amended, by and among Syneos Health, Inc. f/k/a INC Research Holdings, Inc., as the administrative borrower, the other borrowers party thereto, the financial institutions party thereto as lenders, JPMorgan Chase Bank, N.A. (as successor agent to Credit Suisse AG, Cayman Islands Branch), as administrative agent, the other financial institutions party thereto, as joint lead arrangers and joint bookrunners.

“Credit Agreement Replacement Rate” means the alternate rate of interest to the “Eurocurrency Rate” (as defined in the Credit Agreement), if any, established in accordance with Section 2.14(b) of the Credit Agreement as in effect on September 25, 2020.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit F, as modified in compliance with this Agreement.

“Credit Extension” means the making of any Loan.

“Credit Party” means each Lender and the Administrative Agent.

“Currency Reserve Amount” means, at any time of determination, the product of (a) 7.5%, times (b) the Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then denominated in an Alternative Currency; provided however that the Administrative Agent may adjust the percentage listed in clause (a) in its sole discretion upon five (5) Business Days’ notice to the Borrower.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the Dollar Equivalent of the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt.

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“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, by (b) the Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the month that is six (6)  Fiscal Months (or if the Third Amendment Commencement Date, if any, has occurred, eight (8) Fiscal Months), before such Fiscal Month.

“Defaulted Receivable” means a Receivable, without duplication:

(a)as to which any payment, or part thereof, remains unpaid for 151 days or more (or if the Third Amendment Commencement Date, if any, has occurred, 211 days or more) after the original due date for such Receivable;

(b)as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c)that has been written off the applicable Originator’s or the Borrower’s books as uncollectible; or

(d)that, consistent with the Credit and Collection Policy, should be written off the applicable Originator’s or the Borrower’s books as uncollectible;

provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of an Insolvency Proceeding.

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“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during such Fiscal Month, by (b) the sum of (x) the Net Receivables Pool Balance as of the last day of such Fiscal Month plus (y) the aggregate Outstanding Balance as of the last day of such Fiscal Month of all Receivables and portions of Receivables that do not constitute Eligible Receivables on such date solely due to the failure to satisfy clause (r) and/or clause (w) of the definition of “Eligible Receivable”. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted, after consultation with the Borrower, by the Administrative Agent upon not less than five (5) Business Days notice to the Borrower to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (i) the Dollar Equivalent of the aggregate amount of Deemed Collections during such Fiscal Month (other than any Deemed Collections with respect to any Receivables that were both (x) generated by an Originator during such Fiscal Month and (y) written off the applicable Originator’s or the Borrower’s books as uncollectible during such Fiscal Month), by (ii) the Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is one (1) month prior to such Fiscal Month.

“Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) the Stress Factor times the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, plus (ii) the Dilution Volatility Component.

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“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a)the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve (12) Fiscal Months; multiplied by

(b)the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve (12) Fiscal Months.

“Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in Dollars, such amount and (b) any amount denominated in a currency other than Dollars, the Dollar equivalent of such amount of such other currency as determined by referenced to the Spot Rate determined as of such determination date.

“Dollars” and “$” each mean the lawful currency of the United States of America. “Eligible Assignee” means (i) any Lender or any of its Affiliates, (ii) any Person managed by a Lender or any of its Affiliates and (iii) any other financial or other institution.

“Eligible Foreign Obligor” means an Obligor with respect to any Receivable that is either (i) an Eligible OECD Country Obligor or (ii) an Eligible Non-OECD Country Obligor.

“Eligible Non-OECD Country Obligor” means an Obligor with respect to any Receivable that is organized in or that has a head office (domicile), registered office, and chief executive office located in any country (other than the United States) that is not an OECD Country, is not a Sanctioned Country and has a long-term foreign currency rating of at least “BBB-” by S&P and “Baa3” by Moody’s.

“Eligible OECD Country Obligor” means an Obligor with respect to any Receivable that is organized in or that has a head office (domicile), registered office, and chief executive office located in an OECD Country (other than the United States).

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a)the Obligor of which is: (i) either a U.S. Obligor or an Eligible Foreign Obligor; (ii) not a Governmental Authority; (iii) not a Sanctioned Person; (iv) not subject to any Insolvency Proceeding; (v) not an Affiliate of the Borrower, the Servicer, the Parent, the Performance Guarantor or any Originator; (vi) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vii) not a natural person and (viii) not a material supplier to any Originator or an Affiliate of a material supplier;

(b)for which an Insolvency Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

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(c)that is denominated and payable only in Dollars or an Alternative Currency in the United States of America, and, solely for Receivables denominated in Dollars, the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account in the United States of America; provided however that if (i) a Ratings Event has occurred and is continuing and (ii) any payment on any Receivable denominated in an Alternative Currency is not transferred to a Collection Account within three (3) Business Days after receipt by any Syneos Party (any such Receivable, an “Applicable Receivable”), then any Receivable denominated in an Alternative Currency and the Obligor of which is the Obligor of such Applicable Receivable shall not be an Eligible Receivable;

(d)that does not have a due date which is 120 days or more after the original invoice date of such Receivable;

(e)that (i) arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business and (ii) does not constitute a loan or other similar financial accommodation being provided by the applicable Originator;

(f)that arises under a duly authorized Contract that (i) is in full force and effect, (ii) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law and

(iii)the payments thereunder are free and clear of, or increased to account for, any applicable withholding Taxes;

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable that satisfies each of the following: (a) the related Originator has recognized the related revenue on its financial books and records under GAAP and (b) if the Outstanding Balance of such Unbilled Receivable were included in the definition of Modified Days’ Sales Outstanding, Modified Days’ Sales Outstanding would not exceed the Maximum Term; provided, however, for purposes of exclusion of any Unbilled Receivable pursuant to this clause (b), Unbilled Receivables shall be excluded in order based on the Outstanding Balance (with the smallest amount excluded first). For purposes of this definition of “Eligible Unbilled Receivable”, “Maximum Term” means 105 days.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) of the Code or Section 4001(b) of ERISA.

“Euro” or “€” each mean the single currency of participating member states of the European Monetary Union.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration” means the sum of the following amounts, without duplication:

(a)the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the Dollar Equivalent of the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(b)the excess (if any) of (i) the Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables that are Eligible Unbilled Receivables, over (ii) the product of (x) (A) so long as a Ratings Event has not occurred and is continuing, 60.0% or (B) if a Ratings Event has occurred and is continuing, 30.0%, multiplied by (y) the Dollar Equivalent of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool; plus

(c)the excess (if any) of (i) the Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible OECD Country Obligors, over (ii) the product of (x) ~~10.0~~17.5%, multiplied by (y) the Dollar Equivalent of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool; plus

(d)the excess (if any) of (i) the Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Tier I Non-OECD Country Obligors, over (ii) the product of (x) ~~2.5~~5.0%, multiplied by (y) the Dollar Equivalent of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool; plus

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(e)the excess (if any) of (i) the Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Tier II Non-OECD Country Obligors, over (ii) the product of (x) 1.0%, multiplied by (y) the Dollar Equivalent of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool; plus

(f)the excess (if any) of (i) the Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables that have remained unpaid for more than 60 days but less than 91 days after the original due date of such Receivable, over (ii) the product of (x) 15.0%, multiplied by (y) the Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the month that is three (3) Fiscal Months before the then-current Fiscal Month as of the date of determination; plus

(g)the excess (if any) of (i) the Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables that have a due date which is more than 90 days but less than 121 days after the original invoice date of such Receivable, over (ii) the product of (x) 10.0%, multiplied by (y) the Dollar Equivalent of the aggregate Outstanding Balance of all Receivables then in the Receivables Pool; plus

(h)the excess (if any) of (i) the Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then denominated in an Alternative Currency over (ii) the product of (x) 2.5%, multiplied by (y) the Dollar Equivalent of the aggregate Outstanding Balance of all Receivables in the Receivables Pool; provided, however, that the Administrative Agent may in its sole discretion, upon prior notice to the Borrower, reduce the percentage in clause (ii)(x) above to 0.0% if a Ratings Event has occurred and is continuing during such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Obligor” has the meaning set forth in the Excluded Receivable Letter Agreement.

“Excluded Receivable” means (i) any Receivable (without giving effect to the proviso to the definition thereto) the Obligor of which is ~~Pfizer Inc. or any Subsidiary thereof~~an Excluded Obligor and (ii) any other Receivable or category of Receivable set forth in the Excluded Receivable Letter Agreement.

“Excluded Receivable Letter Agreement” means that certain letter agreement re: Excluded Receivables, dated as of September 25, 2020, among the Borrower, the Servicer, the Lenders and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person:

(a)Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or

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(ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Limit” means $~~275,000,000~~300,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

~~“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.~~

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a). “Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the date that (i) is one hundred eighty (180) days following the Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 10.01.

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“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all Borrower Obligations shall have been paid in full, (iii) all other amounts owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the senior vice president of finance, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“Fiscal Month” means each calendar month.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“GBP” means the lawful currency of the United Kingdom.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s, then such Obligor (or its “Intercompany Loan Agreement” has the meaning set forth in the Purchase and Sale Agreement.

“Intercompany Loan Ratio” means, at any time of determination, the ratio of (a) the aggregate outstanding principal balance of all Intercompany Loans at such time to (B) the aggregate “Purchase Price” (as defined in the Purchase and Sale Agreement) for all outstanding Receivables purchased under the Purchase and Sale Agreement at or prior to such time.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Interest” means, for each Loan for each day during any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).

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“Interest Period” means, with respect to each Loan, (a) before the Termination Date: (i) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Interest Period.

“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof):

(a)subject to Sections 5.04 and 5.06 and so long as no Event of Default has occurred and is continuing on such day, LMIR or solely to the extent determined pursuant to Section 2.05, Adjusted LIBOR; provided, however, that the Interest Rate applicable to any LIBOR Loan that is not advanced on a Monthly Settlement Date shall be LMIR for each day during the initial Interest Period applicable to such Loan from the date such Loan is made pursuant to Section 2.01 until the next occurring Monthly Settlement Date; or

(b)for any day while an Event of Default has occurred and is continuing, an interest rate per annum equal to the sum of 2.50% per annum plus the greater of (i) the interest rate per annum determined for such Loan and such day pursuant to clause (a) above, and (ii) the Base Rate in effect on such day;

provided, however, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; provided, further, however, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interim Report” means a report, in substantially the form of Exhibit J.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investors” means (a) the Sponsors and (b) the Management Investors.

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under GAAP) within the meaning of Paragraph .32(e)(viii) of the final rules titled Liquidity Coverage  Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Lenders” means each Person that is a party to this Agreement in the capacity of a “Lender”.

“Liberty Lane” means Liberty Lane IH LLC and its Affiliates. “LIBOR Loan” means any Loan accruing Interest at Adjusted LIBOR.

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~~“LIBOR Termination Date” has the meaning set forth in Section 5.06(a).~~

“Linked Account” means any controlled disbursement account, controlled balance account or other deposit account maintained by a Collection Account Bank for the Parent, the Performance Guarantor, the Servicer, any Originator or any Affiliate thereof and linked to any Collection Account by a zero balance account connection or other automated funding mechanism or controlled balance arrangement.

“LMIR” means for any day during any Interest Period, the interest rate per annum determined by the Administrative Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for Dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:

One-month Eurodollar rate for Dollars shown on Bloomberg US0001M Screen or appropriate successor

LMIR=

1.00 - Euro-Rate Reserve Percentage

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. Notwithstanding the foregoing, if LMIR as determined herein would be less than ~~zero percent (0.00%), such rate~~0.15% or any other rate as may be agreed by the Borrower and Administrative Agent in writing, LMIR shall be deemed to be ~~zero percent (0.00%)~~equal to 0.15% or such other rate for purposes of this Agreement.

“Loan” means any loan made by a Lender pursuant to Section 2.02.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 2.02(a).

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

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“Loss Horizon Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing:

(a)the sum of (x) the Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the six (6) most recent Fiscal Months plus (y) 65% of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the eighth most recent Fiscal Month; by

(b)the sum of (x) the Net Receivables Pool Balance as of such date plus (y) the Dollar Equivalent of the aggregate Outstanding Balance as of such date of all Receivables and portions of Receivables that do not constitute Eligible Receivables on such date solely due to the failure to satisfy clause (r) and/or clause (w) of the definition of “Eligible Receivable”.

“Loss Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Stress Factor, multiplied by (b) the highest average of the Default Ratios for any three (3) consecutive Fiscal Months during the twelve (12) most recent Fiscal Months, multiplied by

(c)the Loss Horizon Ratio.

“Management Investors” means the officers, directors, managers, employees and members of management of Parent, any Parent Company and/or any subsidiary of Parent.

“Majority Lenders” means Lenders representing more than 50% of the aggregate Commitments of all Lenders (or, if the Commitments have been terminated, Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders).

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Performance Guarantor, the Servicer and the Originators, in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:

“Net Receivables Pool Balance” means, at any time of determination: (a) the Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“Ninth Amendment Closing Date” means September 25, 2020.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the Dollar Equivalent of the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and (b) the denominator of which is the Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables at such time.

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“OECD Country” means a country which is a member of the Organization for Economic Cooperation and Development.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control. “Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrative Agent.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent in consultation with the Borrower at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Parent” means Syneos Health, Inc., a Delaware corporation.

“Parent Company” means any Person of which Parent is a direct or indirect Wholly-Owned Subsidiary.

“Parent Group” has the meaning set forth in Section 8.03(c). “Participant” has the meaning set forth in Section 14.03(d). “Participant Register” has the meaning set forth in Section 14.03(e). “PATRIOT Act” has the meaning set forth in Section 14.15.

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“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code and with respect to which any Originator, the Borrower, the Servicer, the Parent, the Performance Guarantor or any of their respective ERISA Affiliates may have any liability, contingent or otherwise.

“Percentage” means, at any time of determination, with respect to any Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by the Lenders at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Lenders at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Performance Guarantor” means Parent.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Adverse Claims” means (a) liens created or arising in favor of the Administrative Agent for the benefit of the Credit Parties pursuant to the Transaction “Scheduled Termination Date” means ~~September 30, 2021.~~October 3, 2022.1

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer’s Account” means the deposit account with an account number ending in 4824 maintained by the Servicer or its Affiliate at Bank of America, N.A.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

1 PNC to confirm.

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“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) prior to the Termination Date and so long as no Event of Default has occurred and is continuing, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Lenders) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Settlement Item” means (i) each check or other payment order drawn on or payable against any Linked Account, which any Collection Account Bank takes for deposit or value, cashes or exchanges for a cashier’s check or official check in the ordinary course of business, and which is presented for settlement against any Collection Account, (ii) each check or other payment order drawn on or payable against any Collection Account, which any Collection Account Bank takes for deposit or value, assures payment pursuant to a banker’s acceptance, cashes or exchanges for a cashier’s check or official check in the ordinary course of business, (iii) each ACH credit entry initiated by any Collection Account Bank, as originating depository financial institution, on behalf of Borrower, as originator and (iv) any other payment order drawn on or payable against any Collection Account.

“Settlement Item Amounts” means the face amount of each Settlement Item.

“Sixth Amendment Closing Date” means September 30, 2019.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Special Concentration Limit” has the meaning set forth in the definition of Concentration Percentage.

“Special Obligor” has the meaning set forth in the definition of Concentration Percentage.

“Sponsors” means, collectively, Advent, THL and Liberty Lane, their respective controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates (in each case, other than any portfolio company).

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“Spot Rate” means, on any day, (i) for the purpose of exchanging Dollars to any other currency, or any other currency to Dollars in connection with applying funds to pay amounts owing hereunder or under the Transaction Documents in accordance with this Agreement, in each case other than in circumstances described in Section 4.02(e)(i), the actual rate used by the Administrative Agent’s principal foreign exchange trading office for the purchase by the Administrative Agent of the applicable currency with the other currency through its principal foreign exchange trading office, and (ii) for the purposes of making any other calculation hereunder, including for purposes of determining the Dollar Equivalent of any amount denominated in any other currency or with respect to the determination of the currency equivalent of any amount denominated in Dollars, in each case, the foreign exchange rate determined pursuant to the Servicer’s accounting systems from time to time, as consistently applied.

“Stress Factor” means, at any time of determination, (i) if a Ratings Event has occurred and is continuing, 2.50 and (ii) otherwise, 2.00.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 9.01(d). “Subject Obligor” means Takeda Pharmaceutical Company Ltd.

“Subject Obligor Delinquency Trigger” shall have occurred as of any date of determination if 30% or more of the aggregate Outstanding Balance of all Pool Receivables, the Obligor of which is the Subject Obligor or any Affiliate thereof, constitute Delinquent Receivables as of such date.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Syneos Health” has the meaning specified in the preamble to this Agreement.

“Syneos Party” means the Borrower, the Servicer, the Performance Guarantor and each Originator.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01, (c) the occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement, (d) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e) or (e) the date (if any) on which the Borrower, the Servicer or any Originator delivers to the Administrative Agent a written notice that the Borrower is unable to pay the “Purchase Price” (as defined in the Purchase and Sale Agreement) for Receivables and Related Rights pursuant to Section 3.2 of the Purchase and Sale Agreement.

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“Third Amendment Closing Date” means October 25, 2018.

“Third Amendment Commencement Date” means the date elected by the Borrower as the “Third Amendment Commencement Date” in a written notice provided by the Borrower (or the Servicer on its behalf) to the Administrative Agent; provided, that such date may not occur more than 180 days following the Third Amendment Closing Date and any election following such date shall be null and void; provided, further, that neither the Borrower nor the Servicer on its behalf shall provide any notice of the election of the “Third Amendment Commencement Date” until such time as the Borrower (or the Servicer on its behalf) has provided such historical Receivables performance data as may be reasonably requested by the Administrative Agent on or prior to the Third Amendment Closing Date.

“THL” means Thomas H. Lee Partners, L.P. and its Affiliates. “Threshold Amount” means $150,000,000.

“Total Reserves” means, at any time of determination, an amount equal to the sum of (a) the product of (i) the sum of: (a) the Yield Reserve Percentage, plus (b) the greater of (I) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage, plus the Dilution Reserve Percentage, times (ii) the Net Receivables Pool Balance at such time, plus (b) the Currency Reserve Amount.

“Tranche Period” means, with respect to any LIBOR Loan, a period of one, two, three or six months selected by the Borrower pursuant to Section 2.05. Each Tranche Period shall commence on a Monthly Settlement Date and end on (but not including) the Monthly Settlement Date occurring one, two, three or six calendar months thereafter, as selected by the Borrower pursuant to Section 2.05; provided, however, that if the date any Loan made pursuant to Section 2.01 is not a Monthly Settlement Date, the initial Tranche Period for such Loan shall commence on the date such Loan is made pursuant to Section 2.01 and end on the next Monthly Settlement Date occurring after the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such initial Tranche Period; provided, further, that if any Tranche Period would end after the Termination Date, such Tranche Period (including a period of one day) shall end on the Termination Date.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Account Control Agreements, the Fee Letter, each Intercompany Loan Agreement, the Performance Guaranty, the Excluded Receivable Letter Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

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“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Reserve Percentage” means at any time of determination:

(c)All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d)Application of Collections by Currency. In making the distributions and payments out of Collections hereunder and in setting aside and reserving Collections for future distributions and payments hereunder (including distributions and payments in respect of Releases, Principal, Interest and fees), the Servicer shall, to the extent Collections are available therefor and subject to any applicable priorities of payment set forth herein, (i) first, apply Collections received in a particular currency to amounts distributable or payable in such currency, and (ii) second, to the extent that Collections received in a particular currency are not sufficient to distribute, pay, set aside or reserve for amounts distributable or payable in such currency, apply any excess Collections received in another currency to such amounts.

(e)Conversion of Currencies.

(i)If on any Settlement Date or any other day a payment is due and payable hereunder it is necessary for funds in one currency to be converted into any other currency in order to make any payment required to be made hereunder, the Borrower shall (or shall cause the applicable Servicer to) solicit offer quotations from at least two (2) foreign exchange dealers reasonably acceptable to the Administrative Agent for effecting such exchange and

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shall select the quotation which provides for the best exchange rate. The Borrower or the applicable Servicer on its behalf shall effect such exchange on such Settlement Date or other day, as the case may be.

(ii)On any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in any currency shall be deemed to be the Dollar Equivalent thereof on such day for purposes of such computation or calculation.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 5.01. Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person; Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

SECTION 5.06. Successor Adjusted LIBOR or LMIR

~~(a)If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 5.04 have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 5.04 have not arisen but the applicable supervisor or administrator (if any) of Adjusted LIBOR or LMIR or a Governmental Authority having jurisdiction over the Administrative Agent has made  a public statement identifying the specific date after which Adjusted LIBOR or LMIR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than Adjusted LIBOR or LMIR, as applicable, has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrower) choose a replacement index for Adjusted LIBOR or LMIR, as applicable, and make adjustments to applicable margins  and related amendments to this Agreement~~

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~~as referred to below such that, to the extent practicable, the all-in Interest based on the replacement index will be substantially equivalent to the all-in Interest based on Adjusted LIBOR or LMIR, as applicable, in effect prior to its replacement.~~

(a)~~(b)         The~~Benchmark  Replacement.         Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Event has occurred, the Administrative Agent and the Borrower ~~shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents (including, without limitation, Section 14.01), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Majority Lenders stating that such Majority Lenders object to such amendment.~~ may amend this Agreement to replace Adjusted LIBOR or LMIR with a Benchmark Replacement; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all Lenders, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. Until the Benchmark Replacement  is effective, each advance, conversion and renewal of a Loan bearing interest by reference to Adjusted LIBOR or LMIR will continue to bear interest with reference to Adjusted LIBOR or LMIR, as applicable; provided, however, that during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a Loan bearing interest by reference to Adjusted LIBOR or LMIR, as applicable, that has not yet gone into effect may be revoked by the Borrower and if not so revoked, shall be deemed to be a selection of, conversion to or renewal of, (A)  solely to the extent that PNC is a lender under the Credit Agreement at such time, the Credit Agreement Replacement Rate, if any, and, (B) otherwise, the Base Rate, in each case, with respect to such Loan, and such Loan shall bear interest by reference to the Credit Agreement Replacement Rate or the Base Rate, as applicable (rather than by reference to Adjusted LIBOR or LMIR, as applicable), and (ii) all outstanding Loans bearing interest by reference to Adjusted LIBOR or LMIR, as applicable, shall automatically be converted to bear interest by reference to, (A) solely to the extent that PNC is a lender under the Credit Agreement at such time, the Credit Agreement Replacement Rate, if any, and, (B) otherwise, the Base Rate at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected Loan bearing interest by reference to Adjusted LIBOR or LMIR, as applicable).

~~(c)Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a rate based on Adjusted LIBOR or LMIR to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from Adjusted LIBOR or LMIR, as applicable, to the replacement index and (B) yield- or risk-based differences between Adjusted LIBOR or LMIR, as applicable, and the replacement index.~~

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~~(d)Until an amendment reflecting a new replacement index in accordance with this Section 5.06 is effective, each Portion of Capital accruing Interest with reference to Adjusted LIBOR or LMIR will continue to bear interest with reference to Adjusted LIBOR or LMIR, as applicable; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has  occurred, then following the LIBOR Termination Date, each Portion of Capital that would otherwise accrue Interest with reference to Adjusted LIBOR or LMIR shall automatically begin accruing Interest with reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.~~

~~(e)Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement~~

(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding ~~anything to the contrary~~ herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 5.06 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.06.

(d)Certain Defined Terms. As used in this Section 5.06:

(i)“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Adjusted LIBOR or LMIR, as applicable, for Dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if at any time the Benchmark Replacement as so determined would be less than the Benchmark Replacement Floor, the Benchmark Replacement will be deemed to be the Benchmark Replacement Floor for the purposes of this Agreement.

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(ii)“Benchmark Replacement Adjustment” means, with respect to any replacement of Adjusted LIBOR or LMIR, as applicable, with an alternate benchmark  rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Adjusted LIBOR or LMIR, as applicable, with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of Adjusted LIBOR or LMIR, as applicable, for Dollar-denominated credit facilities at such time.

(iii)“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

(iv)Benchmark Replacement Date” means the earlier to occur of the following events with respect to Adjusted LIBOR or LMIR:

(A)in the case of clause (A) or (B) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication  of information referenced therein and (y) the date on which the administrator of the London Interbank Offered Rate for interbank deposits in Dollars (“USD LIBOR”) permanently or indefinitely ceases to provide USD LIBOR; or

(B)in the case of clause (C) of the definition of “Benchmark  Transition Event,” the date of the public statement or publication of information referenced therein.

(v)“Benchmark Replacement Floor” means the minimum rate of interest, if any, specified for Adjusted LIBOR or LMIR, as applicable, or, if no minimum rate of interest is specified, zero.

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(vi)“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to Adjusted LIBOR or LMIR, as applicable:

(A)a public statement or publication of information by or on behalf of the administrator of USD LIBOR announcing that such administrator has ceased  or will cease to provide USD LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide USD LIBOR;

(B)a public statement or publication of information by  a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of USD LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for USD LIBOR, a resolution authority with jurisdiction over the administrator for USD LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for USD LIBOR, which states that  the administrator of USD LIBOR has ceased or will cease to provide USD LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide USD LIBOR; or

(C)a public statement or publication of information by the regulatory supervisor for the administrator of USD LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent announcing that USD LIBOR is no longer representative.

(vii)“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Adjusted LIBOR or LMIR, as applicable, and solely to the extent that Adjusted LIBOR or LMIR, as applicable, (as the case may be) has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement  Date has occurred if, at such time, no Benchmark Replacement has replaced Adjusted LIBOR or LMIR, as applicable, (as the case may be) for all purposes hereunder or under any Transaction Document in accordance with this Section 5.06 and (y) ending at the  time that a Benchmark Replacement has replaced Adjusted LIBOR or LMIR, as applicable, (as the case may be) for all purposes hereunder pursuant or under any Transaction Document to this Section 5.06.

(viii)“Early Opt-in Event” means a determination by the Administrative Agent that Dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 5.06, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace USD LIBOR.

(ix)“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

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ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit Extension.

(a)This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

(b)In addition to the conditions set forth in Section 6.02 below, the initial Credit Extension under this Agreement shall be subject to the conditions precedent that:

(i)the conditions in Section 6.01(a) have been satisfied;

(ii)the Administrative Agent shall have received such historical receivables data with respect to the Originators, as reasonably requested by the Administrative Agent and in such format as is acceptable to the Administrative Agent;

(iii)the Administrative Agent shall have received satisfactory results of an audit or field exam (performed by representatives of the Administrative Agent) of the Servicer’s and each Originator’s collection, operating and reporting systems, the Credit and Collection Policy and historical receivables data;

(vii)Termination Event. The occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement.

(viii)Material Adverse Effect. Promptly after the occurrence thereof, notice of any Borrower Material Adverse Effect or Material Adverse Effect.

(ix)Intercompany Loan Ratio. That the Intercompany Loan Ratio equals or exceeds 15%.

(e)Conduct of Business. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

(f)Compliance with Laws. The Borrower will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Borrower Material Adverse Effect.

(g)Furnishing of Information and Inspection of Receivables. The Borrower will furnish or cause to be furnished to the Administrative Agent and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent

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or any Lender may reasonably request. The Borrower will, at the Borrower’s expense, during regular business hours with reasonable prior written notice (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, and/or independent public accountants of the Borrower having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Borrower’s expense, upon reasonable prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Collateral; provided, that the Borrower shall be required to reimburse the Administrative Agent for only one (1) combined review of the Servicer, the Borrower and the Originators pursuant to Section 8.02(e) and the Borrower pursuant to clause (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.

(h)Payments  on  Receivables, Collection Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box, except with respect to payments on Pool Receivables denominated in an Alternative Currency or any other currency other than Dollars. The Borrower (or the Servicer on its behalf) will, and will cause  each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such

(dd)Other Additional Information. The Borrower will provide to the Administrative Agent and the Lenders such information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

(ee)Intercompany   Loan Ratio. The Borrower shall not permit the Intercompany Loan Ratio to exceed 15% at any time.

Final Payout Date:

SECTION 8.02.Covenants of the Servicer. At all times from the Closing Date until the

(a)Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the State of Delaware. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business

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or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Lender:

(i)Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of Parent and in no event later than 90 days after the close of Parent’s fiscal year, in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof and (b) within 45 days after the close of each fiscal quarter of Parent, a compliance certificate in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof.

(ii)Information Packages and Interim Reports. Commencing on the Commencement Date, as soon as available and in any event (a) not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month and (b) if a Ratings Event has occurred and is continuing, upon prior written notice from the Administrative Agent, the Servicer shall furnish or cause to be furnished to the Administrative Agent and each Lender on the second Business Day of each calendar week, an Interim Report with respect to the Pool Receivables with data as of the close of business on the last day of the immediately preceding calendar week. such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii)Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)Litigation.   The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect or a Borrower Material Adverse Effect.

(iv)Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than a Permitted Adverse Claim) upon the Collateral or any portion thereof, (B) any Person other than the Borrower, the Servicer or the Administrative Agent shall obtain any rights or direct

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any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)Name Changes. At least thirty (30) days before any change in any Originator’s or the Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Borrower, the Servicer, any Originator, Performance Guarantor or the Parent, (ii) any accounting policy of the Borrower or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)Termination Event.The occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement.

(viii)Material Adverse Effect. Promptly after the occurrence thereof, notice of any Borrower Material Adverse Effect or Material Adverse Effect.

(ix)Intercompany Loan Ratio. That the Intercompany Loan Ratio equals or exceeds 15%.

(c)Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or fields complimentary or ancillary thereto.

(d)Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(e)Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Lender from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Lender may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with reasonable prior written notice, (i) permit the Administrative Agent and each Lender or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon reasonable prior written notice from the Administrative Agent, permit certified public

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accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Collateral; provided, that the Servicer shall be required to reimburse the Administrative Agent for only one (1) combined review of the Borrower pursuant to Section 8.01(g) and the Servicer, the Borrower and the Originators pursuant to clause (ii) above in any twelve-month period unless an Event of Default has occurred and is continuing.

(f)Payments on Receivables, Collection Accounts. The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box, except with respect to payments on Pool Receivables denominated in an Alternative Currency or any other currency other than Dollars. The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Borrower, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Lenders and the other Secured Parties and promptly (but in any event within one (1) Business Day after becoming aware of such receipt) remit such funds into a Collection Account. The Servicer shall instruct (i) all obligors on Excluded Receivables and (ii) all payors of amounts owing to the Originators or their Affiliates (which do not constitute Pool Receivables or other Collateral), in each case, to remit payments with respect thereto to any bank account or other location that does not constitute a Collection Account or a Lock-Box. The Servicer shall use commercially reasonable efforts to ensure that no funds other than Collections on Pool Receivables and other Collateral are deposited into any Collection Account. If  such funds are nevertheless deposited into any Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit the Borrower, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Lender or any other Secured Party is entitled, with any other funds. The Servicer shall only add a Collection Insolvency Proceeding shall be instituted by or against the Borrower, any Originator, the Performance Guarantor or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)on or after the Commencement Date, (i) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 3.5%, (B) the Delinquency Ratio shall exceed ~~7.5~~8.5% or (C) the Dilution Ratio shall exceed 17.5% or (ii) the Days’ Sales Outstanding shall exceed 80 days;

(g)a Change in Control shall occur;

(h)a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days;

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(i)(i) the Borrower shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on (x) any Debt under the Credit Agreement or (y) any of its other Debt that is outstanding in a principal amount of at least the Threshold Amount in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period (not to exceed 30 days), if any, specified in the Credit Agreement or such agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event shall occur or condition shall exist under the Credit Agreement or any other agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph and shall continue after the applicable grace period (not to exceed 30 days), if any, specified in the Credit Agreement or such other agreement, mortgage, indenture or instrument, if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, unless such event or condition shall have been waived under and in accordance with the related agreement or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof; officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

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SECTION 11.09. Successor Administrative Agent.

(a)The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Lender, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Lenders as a successor Administrative Agent and has accepted such appointment subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) provided such consent shall not be required if an Event of Default has occurred and is continuing. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

SECTION 11.11.LIBOR Notification. Section 5.06 (“Successor Adjusted LIBOR or LMIR”) provides a mechanism for determining an alternative rate of interest in the event that Adjusted LIBOR or LMIR is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of Adjusted LIBOR or LMIR or with respect to any alternative or successor rate thereto, or replacement rate therefor.

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ARTICLE XII

[RESERVED]

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01.Indemnities by the Borrower.

(a)Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) any portion of Borrower Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Borrower Indemnified Amounts resulted from the gross negligence or willful misconduct by the Borrower Indemnified Party seeking indemnification and (b) Taxes that are covered by Section 5.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Borrower shall pay within 10 days of demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Borrower Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party from and against any and all Borrower Indemnified Amounts relating to or resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i)any Pool Receivable which the Borrower or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii)any representation, warranty or statement made or deemed made by the Borrower (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the

(iv)any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(v)the maintenance of any Linked Account with respect to any Collection Account or the debiting against any Collection Account of amounts as a result of any Settlement Item that originated in any Linked Account or any other account other than a Collection Account;

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(vi)the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness; or

(vii)any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.

(b)If for any reason the foregoing indemnification is unavailable (other than pursuant to the exclusions contained in Section 13.02(a)) to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to (but without duplication of) any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c)Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.03. Currency Indemnity.

(a)If, for the purpose of obtaining judgment in any court, it is necessary to convert an amount owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that provided for in the definition of Spot Rate.

(b)The obligations of Borrower and Servicer in respect of any amount due to any party hereto (or their respective assigns) or any holder of the obligations owing hereunder or under any other Transaction Document (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such amount is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any amount adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower or the Servicer, as the case may be, shall, as a separate obligation and notwithstanding any such judgment, indemnify the Applicable Creditor against such loss.

(c)Any indemnification under this Section shall survive the termination of his Agreement.

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ARTICLE XIV

MISCELLANEOUS

SECTION 14.01.Amendments, Etc.

(a)No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Lenders (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Lender:

(i)change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage or Special Concentration Limit for any Obligor or change the calculation of the Borrowing Base;

(ii)reduce the amount of Capital or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;

(iii)change any Event of Default;

(iv)release all or a material portion of the Collateral from the Administrative Agent’s security interest created hereunder;

(v)release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

738120104 18569090	40

(d)Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 14.07.GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and  all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.~~SECTION 14.09.~~ The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation, joinders, amendments, Loan Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 14.09.Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.02, 5.03, 11.04, 11.06, 13.01, 13.02, 13.03, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.

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EXHIBIT A

Form of Loan Request

[Letterhead of Borrower]

[Date]

[Administrative Agent]

[Lenders]

Re: Loan Request Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of June 29, 2018 among Syneos Health Receivables LLC (the “Borrower”), Syneos Health, LLC, as Servicer (the “Servicer”), the Lenders party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Capital Markets LLC, as Structuring Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Loan Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Loan Request pursuant to Section 2.02(a) of the Agreement. The Borrower hereby request a Loan in the aggregate amount of [$ ] to be made on [       ,  20  ]  (of  which  $[  ]  will be funded by PNC and $[   ]  will be funded by [   ]).   [The   Borrower hereby requests that such Loan bear interest initially at Adjusted LIBOR for a Tranche Period of [one, two, three, six] months.]12 The proceeds of such Loan should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Loan, the Aggregate Capital will be [$ ].

The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Credit Extension, as follows:

(i)the representations and warranties of the Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

12 Applicable solely to the extent that the Loan is made on a Monthly Settlement Date.

Exhibit A-

SCHEDULE I

Commitments

PNC Bank, National Association
Party	Capacity	Commitment
PNC Bank, National Association	Lender	$~~275,000,000~~300,000,000

Schedule I- 1

SCHEDULE II

Lock-Boxes, Collection Accounts and Collection Account Banks

Collection Account Bank	Collection Account Number	Associated Lock-Box (if any)
Bank of America, N.A.	[redacted]	[redacted]
Bank of America, N.A.	[redacted]	N/A
Bank of America, N.A.	[redacted]	[redacted]
Bank of America, N.A.	[redacted]	N/A
Bank of America, N.A.	[redacted]	N/A
Bank of America, N.A.	[redacted]	N/A
Bank of America, N.A.	[redacted]	N/A
Wells Fargo Bank, National Association	[redacted]	N/A
Wells Fargo Bank, National Association	[redacted]	N/A

Schedule II- 1

SCHEDULE III

Notice Addresses

(A)	in the case of the Borrower, at the following address:

Syneos Health Receivables LLC

c/o Syneos Health, Inc.

1030 Sync Street

Morrisville, NC 27560

Attention: General Counsel

with a copy to:

c/o Syneos Health, Inc.

1030 Sync Street

Morrisville, NC 27560

Attention: General Counsel

(B)	in the case of the Servicer, at the following address:

Syneos Health, LLC

c/o Syneos Health, Inc.

1030 Sync Street

Morrisville, NC 27560

Attention: General Counsel

(C)	in the case of the Administrative Agent, at the following address:

PNC Bank, National Association

The Tower at PNC Plaza

300 Fifth Avenue, 11th Floor

Pittsburgh, PA 15222

Attention: Brian Stanley

Telephone: ~~(~~412~~)~~ -768-~~3090~~2001

Facsimile: ~~(~~412~~) 762-9184~~-803-7142

~~Attention: Robyn Reeher~~

Email: brian.stanley@pnc.com ABFAdmin@pnc.com

(D)

in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

Schedule III- 1

Annex A

(attached)

Annex-A

SYNEOS HEALTH, LLC (f/k/a INC RESEARCH, LLC)

PNC BANK, NATIONAL ASSOCIATION

Closing Memorandum

FOR

JOINDER OF ORIGINATORS TO,

AND RENEWAL OF,

TRADE RECEIVABLES SECURITIZATION PROGRAM

For September 25, 2020 Closing

Parties and Abbreviations:

Administrative Agent	PNC
BofA	Bank of America, N.A.
Borrower	Syneos Health Receivables LLC, a Delaware limited liability company structured as a typical bankruptcy-remote special purpose entity
Collection Account Banks	Wells and BofA
Existing Originators	Syneos Health, and inVentiv Commercial
inVentiv Commercial	inVentiv Commercial Services, LLC, a New Jersey limited liability company
Lender	PNC
Joining Originators	The Originators set forth on Schedule I
JPM	JPMorgan Chase Bank, N.A.
MB	Mayer Brown LLP, special counsel to Administrative Agent
Originators	Existing Originators and Joining Originators
Performance Guarantor	Syneos
PNC	PNC Bank, National Association
Servicer	Syneos Health
Syneos	Syneos Health, Inc., a Delaware corporation
Syneos Counsel	Latham & Watkins LLP, counsel to the Syneos Parties
Syneos Health	Syneos Health, LLC (f/k/a/ INC Research, LLC), a Delaware limited liability company
Syneos Parties	Each of the Servicer, the Originators, the Borrower and the Performance Guarantor
Structuring Agent	PNC Capital Markets LLC

Document
A. BASIC DOCUMENTS
1. Ninth Amendment to Receivables Financing Agreement
2. Fourth Amendment to Purchase and Sale Agreement
3. Amended and Restated Fee Letter

4.          Amendment No. 3 to Deposit Account Control Agreement (note: collection accounts will be assigned to the Borrower on the books and records of the Collection Account Bank such that the Borrower will be the “owner” and “customer of the bank” with respect to those accounts)

5. Intercompany Loan Agreement for each Joining Originator
6. Excluded Receivables Letter Agreement
B. UNIFORM COMMERCIAL CODE FILING DOCUMENTATION
7. UCC lien searches against each Joining Originator in its state of organization (as well as tax, ERISA, bankruptcy and judgment searches at such Joining Originator’s chief executive office)

8.          UCC-1 Financing Statements naming each Joining Originator as debtor/seller, Borrower as buyer/assignor, and the Administrative Agent as secured party/assignee, for filing with the applicable filing office in such Joining Originator’s jurisdiction of organization

9. Lien Release Letter (JPM)
10. UCC-3 filing regarding UCC-1 filing by JPM against each Joining Originator
11. UCC-3 Amendments for Existing Originators UCC-1s
C. LEGAL OPINIONS

12.          Opinion of counsel to the Joining Originators, Syneos Health, Syneos and the Borrower re: general corporate matters under the laws of Delaware and New York, enforceability, no-conflicts with organizational documents, material agreements, New York and Federal law, ’40 Act, Volcker Rule and UCC security interest and perfection matters

13. Opinion of counsel to the Joining Originators and the Borrower re: substantive consolidation matters
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Document
14. Opinion of Baker Hostetler for Ohio based Joining Originators re: Security Interest and Perfection
15. Opinion of DLA Piper for North Carolina based Joining Originators re: Security Interest and Perfection
D. DOCUMENTATION AS TO AUTHORITY, INCUMBENCY AND OTHER MATTERS WITH RESPECT TO SYNEOS HEALTH, SYNEOS, THE BORROWER AND THE JOINING ORIGINATORS
16. Officer’s Certificate of Syneos Health a. Authorizing Resolutions b. Certificate of Formation c. Limited Liability Company Agreement d. Incumbency and signatures
17. Officer’s Certificate of Syneos a. Authorizing Resolutions b. Articles of Incorporation c. By-laws d. Incumbency and signatures

18.          Officer’s Certificate of each Joining Originator

a.  Authorizing Resolutions

b. Certificate of Formation / Articles of Incorporation

c. Limited Liability Company Agreement / By-laws

d. Incumbency and signatures

19. Officer’s Certificate of the Borrower a. Authorizing Resolutions b. Certificate of Formation c. Amended and Restated Limited Liability Company Agreement d. Incumbency and signatures
20. Good Standing Certificate of Syneos Health from the State of Delaware
21. Good Standing Certificate of Syneos from the State of Delaware
22. Good Standing Certificate of each Joining Originator from its state of organization
23. Good Standing Certificate of the Borrower from the State of Delaware

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Document
E. MISCELLANEOUS
24. Pro Forma Information Package
25. IRS Form W-9
F. POST-CLOSING ITEMS
26. Opinion of counsel to the Joining Originators and the Borrower re: true sale matters

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Schedule I

Name and Jurisdiction of the Joining Originators

Legal Name	Jurisdiction
Addison Whitney LLC	North Carolina
BioSector 2 LLC	New York
Cadent Medical Communications, LLC	Ohio
Chamberlain Communications Group LLC	Delaware
Chandler Chicco Agency, L.L.C.	New York
Gerbig, Snell/Weisheimer Advertising, LLC	Ohio
Syneos Health Medical Communications, LLC	Ohio
Navicor Group, LLC	Ohio
Palio + Ignite, LLC	Ohio
Syneos Health Communications, Inc.	Ohio
The Selva Group, LLC	Ohio
Taylor Strategy Partners, LLC	Ohio

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